EXHIBIT 99.1
Martha Stewart Living Omnimedia Acquires Emeril Lagasse’s Media and Merchandising Business
NEW YORK, April 3, 2008— Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) has completed the acquisition of Chef Emeril Lagasse’s media and merchandising business. Lagasse retains his restaurant and foundation-related assets. The deal, which was first announced in February 2008, brings together one of the biggest brands in food-related content with MSLO’s well-established expertise in the lifestyle arena. The closing of the deal was announced today on the Emmy-winning daily, nationally syndicated television series, The Martha Stewart Show.
(Photo: http://www.newscom.com/cgi-bin/prnh/20080403/NYTH084 )
Under the terms of the deal, MSLO has acquired the rights to the Emeril Lagasse franchise, including television programming, cookbooks, emerils.com website, and licensed kitchen and food products.
“We’re delighted to have finalized this transaction and to welcome Emeril to the MSLO family. This acquisition is strategically important to our company as we continue to expand and diversify our business and represents a significant opportunity for us going forward. Emeril brings with him a strong and successful brand with superb food-related content and product lines. We look forward to applying our expertise in managing multiplatform lifestyle brands to further build and develop the high-quality Emeril franchise,” said Susan Lyne, President and Chief Executive Officer of MSLO.
The purchase price was $50 million, $45 in cash and $5 million in stock, at closing, and could reach up to $70 million if certain performance targets are realized in 2011 and 2012. MSLO expects the assets to generate adjusted EBITDA of approximately $8 million in the first full year of operation, based on the Emeril business’ non-GAAP financial results.
About Emeril Lagasse
Chef Emeril Lagasse is the chef/proprietor of eleven restaurants including three in New Orleans (Emeril’s, NOLA and Emeril’s Delmonico); three in Las Vegas (Emeril’s New Orleans Fish House, Delmonico Steakhouse, and Table 10); two in Orlando (Emeril’s Orlando and Tchoup Chop); one in Atlanta (Emeril’s Atlanta), one in Miami (Emeril’s Miami Beach), and one in Gulfport, MS (Emeril’s Gulf Coast Fish House). Lagasse is a national TV personality, and has hosted over 1500 shows on the Food Network, and is the food correspondent for ABC’s “Good Morning America.” This summer, he will host Emeril Green, a new series exploring fresh and seasonal ingredients on Discovery Communications’ Planet Green — an eco-lifestyle network. Lagasse is the best-selling author of twelve cookbooks including Emeril’s New New Orleans Cooking which introduced his creative take on Creole cuisine, and Emeril’s There’s a Chef in My World, a children’s cookbook. In September 2002, he established the Emeril Lagasse Foundation to support and encourage programs creating developmental and educational opportunities for children. Lagasse’s corporate office, Emeril’s Homebase, is located in New Orleans and houses restaurant operations, a culinary test kitchen, and a boutique store for his signature products. In April 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products.
About Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, recipes, online workshops, community and personalization tools and more. The Broadcasting segment produces such outstanding programming as the Emmy-winning daily, nationally syndicated television series, “The Martha Stewart Show” and Martha Stewart Living Radio, channel 112 on SIRIUS Satellite Radio. In addition to its media properties, MSLO offers high quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, Martha Stewart Everyday at Kmart, Martha Stewart Crafts with EK Success and a co-branded food line with Costco. In April 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.
CONTACT: Media: Elizabeth Estroff, SVP, Corporate Communications, Martha Stewart Living
Omnimedia, Inc. +1-212-827-8281 or eestroff@marthastewart.com.
###